SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is made and entered by and among Richard E. Chandler (“Chandler”), and Chicago Bridge & Iron Company (Delaware) and its affiliated companies, corporations, partnerships, business associations, parents, and subsidiaries (collectively, “CB&I”). Chandler understands that in order to receive the consideration set forth herein, he must execute and return to CB&I (i) this Agreement and return it to CB&I by January 5, 2017; and (ii) the notarized Acknowledgement of Decision Not to Revoke as specified in Paragraph 16. Chandler understands that this Agreement is void ab initio if he fails to return the executed Agreement by 5:00 p.m. on January 5, 2017. Chandler and CB&I are sometimes referred to herein as a “party” and collectively as the “parties.”
RECITALS
WHEREAS, Chandler is an executive of CB&I and holds certain other positions with CB&I; and
WHEREAS, the parties now desire to enter into this Agreement for the purpose of providing for the orderly separation of service.
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
TERMINATION OF EMPLOYMENT
1.    Termination. Chandler and CB&I acknowledge and agree:
a.This Agreement is effective at 12:01 a.m. of the day following the date Chandler returns the notarized Acknowledgement of Decision Not to Revoke specified in paragraph 16 below, provided that he has satisfied all other conditions stated herein (the “Effective Date”).
b.Chandler’s employment as Executive Vice President and Chief Legal Officer of CB&I and from all other positions he may hold with CB&I and any of its subsidiaries and affiliates (whether as an officer, manager, director, managing director, employee, or otherwise) is terminated effective as of the close of business on the Effective Date.
c.In exchange for executing this Agreement and Acknowledgment of Decision Not to Revoke as specified in Paragraph 16, CB&I will deem Chandler’s termination from CB&I as termination of employment as a result of dismissal for the convenience of the Company (CB&I) for purposes of vesting his stock-based awards as set forth in paragraph 2 of this Agreement, to which he would not otherwise be entitied.

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d.Upon effectiveness of the foregoing termination, Chandler is not and will no longer be entitled to any employment-related benefits (including insurance) as an officer, manager, director, managing director, employee, or otherwise of any of CB&I and any of its subsidiaries and affiliates other than any such benefits accrued and payable prior to the effectiveness of such termination or as explicitly set forth in this Agreement or required by applicable law. For the avoidance of doubt, Chandler shall not be entitled to any severance benefits other than those specified in this Agreement and he shall not be entitled to a bonus in respect of either the 2016 or 2017 performance period under CB&I’s short-term incentive compensation program.
e.CB&I’s payment to Chandler of the amounts described in paragraph 2 of this Agreement is not required by CB&I policies or procedures or by any contractual obligation of CB&I, is new consideration to which Chandler was not already otherwise entitled to, and is offered by CB&I solely as consideration for this Agreement.
f.For the avoidance of doubt, beginning on the Effective Date, Chandler shall be eligible to elect COBRA continuation coverage under the group health insurance plan (medical, dental and vision) of CB&I in which is participated immediately prior to the Effective Date.
CONSIDERATION AND RELEASE
2.Separation Payments. In consideration of Chandler’s execution of this Agreement, and his other agreements contained herein, including in Sections 3, 4, 8, 9, and 22, CB&I will pay Chandler the following (collectively referred to “the Separation Payments”):
a.    Restricted Stock Units. Chandler acknowledges that but for this Agreement he would forfeit all of his outstanding unvested restricted stock units. However, in consideration of Chandler’s execution of this Agreement and Acknowledgment of Decision Not to Revoke, his release of claims as specified herein, and his other agreements contained herein, including in Sections 3, 4, 8, 9, and 22, Chandler will become 100 percent vested in the 59,710 unvested restricted stock units that were granted to Chandler under the Restricted Stock Unit Awards on February 21, 2013, February 20, 2014, February 19, 2015, December 31, 2015 and February 18, 2016.
b.    Performance Share Awards. Chandler acknowledges that but for this Agreement he would forfeit all of his outstanding unvested Performance Share Awards. However, in consideration of Chandler’s execution of this Agreement, his release of claims as specified herein, and his other agreements contained herein, including in Sections 3, 4, 8, 9, and 22, CB&I will transfer to Chandler the number of shares that would be payable to Chandler for the 2016 performance periods (the 2016 fiscal year of CB&I) under the Performance Share Awards that were granted to Chandler on February 20, 2014, February 19, 2015 and February 18, 2016 based upon the extent to which the shares are certified as earned by the Committee.

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c.    Cash Payment. A lump sum cash payment in an amount equal to TWO HUNDRED AND NINETY SEVEN THOUSAND, AND EIGHTEEN DOLLLARS AND 00/100 ($297,018.00) to be paid on January 20, 2017. Chandler acknowledges that but for this Agreement he would not otherwise be entitled to this payment.
3.Chandler’s Release and Covenant Not to Sue: For and in consideration of the actions by CB&I in paragraph 2 of this Agreement, the receipt and sufficiency of which is hereby acknowledged, Chandler hereby irrevocably and unconditionally releases and forever discharges, and covenants not to sue or bring any other legal action against CB&I, with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Chandler has or which could be asserted on his behalf by any person, government authority, or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. Chandler understands and agrees that this release includes, but is not limited to, the following claims and causes of action resulting from or relating to acts or omissions on or before the date of the execution of this Agreement:

a.All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract, promissory estoppel, detrimental reliance, wrongful discharge, discrimination on the basis of race, sex, age, national origin, religion, disability or any other characteristic protected under federal or state law, retaliation, failure to accommodate, negligence, gross negligence, negligent hiring, negligent supervision, negligent retention, false imprisonment, assault and battery, intentional infliction of emotional distress, slander, libel, fraud, misrepresentation, and invasion of privacy;

b.All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including, without limitation, the Texas Health & Safety Code, the Sarbanes-Oxley Act, as amended, Dodd Frank Wall Street Reform and Consumer Protection Act, Title VII of the Civil Rights Act of 1964, as amended, Age Discrimination in Employment Act, as amended, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act of 1990, as amended;

c.All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, emotional distress damages, liquidated damages, punitive/exemplary damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, damage to credit, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever; and

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d.All claims and causes of action arising out of or in any way connected with, directly or indirectly, Chandler’s employment with CB&I, including, without limitation, CB&I’s treatment of him, the terms and conditions of his employment, the termination of his employment, or the compensation, benefits or payments received or that should have been received during or subsequent to this employment except any future claims relating to COBRA and/or retirement benefits.

e.Chandler represents that he has not initiated any action or charge against CB&I or any of its predecessors successors, parents, subsidiaries, affiliates, agents, assigns, representatives or their present or former directors, officers, employees or agents with any federal, state or local court or administrative agency. Nothing in this Agreement shall prohibit Chandler from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, this Agreement does not limit Chandler’s right to receive an award for information provided to the Securities and Exchange Commission or any other securities regulatory agency or authority. However, Chandler represents that he is unaware of any act or omission on his part or the part of CB&I that may constitute a violation of any law, nor does he know of any basis on which any third party or governmental entity could assert such a claim.

f.    For the avoidance of doubt, Chandler will be entitled to all indemnification rights provided for CB&I’s officers and directors liability insurance policy as in effect as of the Effective Date inuring to Chandler’s benefit as a result of his employment with CB&I (except as may be limited by law). Such indemnification rights shall survive after the Effective Date in accordance with their applicable terms.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT
4.Non-competition and non-solicitation. As an inducement for the parties to enter into this Agreement, the parties hereof agree as follows:
a.For a period of one (1) year immediately following the Effective Date, Chandler agrees that he will not be employed by or perform services for the entities listed in the attached Exhibit A or any of their majority-owned affiliates that compete with CB&I or any of its affiliates (the “Restricted Period”). Chandler agrees that his agreement in this paragraph 4 is one of the preconditions for the Separation Payments and should he violate this paragraph, his right to seventy percent (70%) of the Separation Payments shall be forfeited and he will be required to return to CB&I the gross amount of seventy percent (70%) of the value of the Separation Payments determined as of the date(s) of payments of the Separation Payments and unreduced for tax withholdings.

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b.Chandler and CB&I agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this paragraph 4 are reasonable and do not impose any greater restraint than is necessary to protect CB&I and its subsidiaries and affiliates, and their legitimate business interests, including protecting the confidential information provided by CB&I to Chandler. Chandler and CB&I also acknowledge that money damages would not be sufficient remedy for any breach of this paragraph 4, and CB&I and its subsidiaries and affiliates, as applicable, shall be entitled to enforce the provisions of this paragraph 4 by obtaining specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of paragraph 4, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Chandler and his agents. Chandler and CB&I further acknowledge and agree that, in the event of any breach by Chandler of the provisions of this paragraph 4, the Restricted Period shall be extended by the length of such period of breach.
c.For a period of one (1) year immediately following the Effective Date, Chandler agrees he shall not, directly or indirectly:

i.
interfere with the relationship of CB&I or any affiliate with, or endeavor to entice away from CB&I or any affiliate, any individual or entity who is at the time, or has been within the prior 90 days, a material customer or material supplier of, or who has (or within the prior 90 days has had) a material business relationship with, CB&I or its affiliates;

ii.
establish a business with, or cause or attempt to cause others to establish, a business with, any employee or agent of CB&I or any of its affiliates, if such business is or will compete with CB&I or any of its affiliates; or

iii.
employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of CB&I or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.

ADDITIONAL PROVISIONS AND COVENANTS
5.Tax Consequences: Chandler hereby releases CB&I from, and agrees to assume full responsibility to any federal, state, or local taxing authorities for any tax consequences, by CB&I under paragraph 2 of this Agreement. CHANDLER COVENANTS AND AGREES TO DEFEND AND INDEMNIFY AND HOLD HARMLESS CB&I FROM AND AGAINST ANY TAXES, FINES, PENALTIES, INTEREST, SUITS, CLAIMS, DEMANDS, LIENS, PROCEEDINGS, AND ANY OTHER LIABILITY ARISING OUT OF SUCH TAX CONSEQUENCES. Chandler acknowledges and agrees that CB&I and its legal counsel have made no representations regarding the proper tax treatment of the payments set out in paragraph 2.

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6.Section 409A. Chandler certifies, acknowledges and agrees that he has been provided the opportunity to consult with legal counsel and that in no event whatsoever shall CB&I be liable for any additional tax, interest or penalty that may be imposed on Chandler by Code Section 409A or damages for failing to comply with Code Section 409A in connection with this Agreement.
7.Confidentiality of Agreement. Chandler and CB&I agree to keep this Agreement and each of its terms completely confidential; however, any party may disclose the terms of this Agreement to such party’s attorneys, accountant, spouse, or as otherwise required by law.
8.Non-Disparagement. Chandler and CB&I agree not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever, concerning or related to the other party, except as required by applicable law.
9.Cooperation. Chandler agrees to cooperate with CB&I after the employment relationship ends as set forth herein for a period of six (6) months immediately following the Effective Date. To the extent Chandler has pertinent information, Chandler agrees to cooperate with any internal or external investigation, as well as the prosecution or defense of any claims or disputes that arose out of or relate to events that occurred during Chandler’s employment with CB&I. Chandler’s cooperation shall include taking phone calls to answer reasonable questions about Chandler’s former duties, locating files and documents, making himself or herself available for interview by CB&I or its counsel, reviewing and identifying documents and notifying CB&I immediately in writing if Chandler is ever subpoenaed or otherwise requested to testify in any matter involving CB&I.
10.Confidentiality of Company Information. Notwithstanding anything to contrary in this Agreement, Chandler shall continue to abide by the confidentiality policies of CB&I. Confidential information specifically includes information and data known to Chandler by virtue of his employment with CB&I and any of its subsidiaries and affiliates, to the extent such information is not otherwise publicly known or available other than as a result of Chandler’s breach of his confidentiality obligations.
11.Acknowledgement. Chandler acknowledges that he has fully informed himself of the terms, contents, conditions and effects of this Agreement and that, in executing this Agreement, he does not rely and has not relied upon any representation (oral or written) or statement made by CB&I any of its subsidiaries and affiliates, or any of its representatives, including, but not limited to, any representation or statement with regard to the subject matter, basis, or effect of this Agreement. Chandler further acknowledges the following: that he has been advised to consult with an attorney prior to executing this Agreement; that he is of sound mind and otherwise competent to execute this Agreement; and that he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures.

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12.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission or electronic mail with confirmation of transmission, to Executive Vice President and Chief Administrative Officer, Beth Bailey, 2103 Research Forest Dr., The Woodlands, Texas 77380.
13.Applicable Law; Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties agree to submit to the exclusive jurisdiction of any federal or state court sitting in Harris County, Texas, for purposes of all legal disputes or proceedings arising out of or relating to this Agreement, and agree that such courts shall be the exclusive forum resolving any dispute or controversy under or with respect to this Agreement; provided, that the preceding clause will not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction.
14.No Waiver. No failure by a party at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Agreement shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
15.Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then (a) the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and (b) the provision held to be invalid or unenforceable will be limited or modified in its application to the minimum extent necessary to avoid the invalidity or unenforceability (specifically including the provisions of paragraph 4 hereto), and, as so limited or modified, the provision and the balance of this Agreement will be enforceable in accordance with its terms.
16.Older Workers Benefit Protection Act: Chandler acknowledges that by signing this Agreement, he is releasing any claims that he may have had under the Age Discrimination in Employment Act arising on or before the date of the Agreement. Chandler acknowledges that he has been advised in writing to consult with an attorney and has been given a fair opportunity to consult with an attorney, prior to execution of this Agreement. Chandler acknowledges and agrees that he has been given at least twenty-one (21) days in which to consider this Agreement. Chandler waives the twenty‑one (21) day period in which to consider this Agreement. Chandler further acknowledges that (i) he may revoke his acceptance of this Agreement by notifying CB&I in writing (by delivery of written notice as set forth in paragraph 12) within seven (7) days after he signs and returns this Agreement; (ii) if Chandler timely revokes his acceptance, he will not be eligible for and will not receive the Separation Payments set forth in paragraph 2; and (ii) after seven (7) days have expired, if Chandler has decided not to revoke this Agreement, he must execute and return the Acknowledgement of Decision Not to Revoke to Executive Vice President and Chief Administrative Officer, Beth Bailey, 2103

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Research Forest Dr., The Woodlands, Texas 77380. Chandler understands this Agreement is void ab initio if he fails to return the executed Agreement by 5:00 p.m. on January 5, 2017. Chandler further understands the terms and conditions of this release, agrees to abide by this Agreement, and knowingly and voluntarily executes it without hidden reservations.
17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
18.Headings. The section and paragraph headings in this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.
19.Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of CB&I and any successor or assign thereof. This Agreement is personal to Chandler and shall not be assigned by Chandler without the explicit written consent of the other parties hereto.
20.Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement supersedes (a) any prior agreements between any of the parties concerning the subject matter of this Agreement, and (b) all other agreements between or among the parties, unless specifically modified or incorporated by reference by this Agreement.
21.Injunctive Relief. Each party acknowledges and agrees that the covenants, obligations and agreements of such party contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the non-breaching party irreparable injury for which adequate remedies at law are not available. Therefore, each party agrees that all parties to this Agreement will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such party from committing any violation of the covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies a party may have against any other party.
22.Return of Company Property. Chandler acknowledges and agrees that except as mutually agreed by Chandler and CB&I, Chandler has returned to CB&I (i) all Company property in his possession and (ii) all proprietary or confidential information files, records or documents of CB&I, in whatever medium and of whatever kind or type, relating to the business and affairs of CB&I and its affiliates.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.
Chicago Bridge & Iron Company (Delaware)
By:
Beth Bailey
Executive Vice President and Chief
Administrative Officer

EXECUTED this ______ day of ________________________, 2016.

Richard E. Chandler

ACKNOWLEDGEMENT OF DECISION NOT TO REVOKE
At least seven (7) days have passed since I signed the foregoing Agreement to release claims arising under the Age Discrimination in Employment Act. I do not wish to revoke the agreement to release claims arising under the Age Discrimination in Employment Act. I acknowledge receipt of the consideration described in the Agreement.

EXECUTED this the ________ day of ____________________, 2016.

_________________________________

                                  Richard E. Chandler

STATE OF _________        §

                    §

COUNTY OF                 §

BEFORE ME, the undersigned Notary Public in and for said County and State, on this day personally appeared Richard E. Chandler, known to me to be the person who executed the foregoing Confidential Settlement Agreement and Release of All Claims, and, after first being duly sworn, acknowledged to me that he executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this the _____ day of                 , 2016.

____________________________________
    NOTARY PUBLIC IN AND FOR
    THE STATE OF __________